Exhibit 2.1: Purchase and Sale Contract for Northpark Town Center
PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (as amended from time to time, this “Agreement”) is made and entered into as of August 1, 2014 (the “Effective Date”) by and between FULCOPROP400 LLC and FULCOPROP56 LLC, each a Delaware limited liability company, as sellers (each, individually, a “Seller” and, collectively, “Sellers”), and COUSINS ACQUISITIONS ENTITY, LLC, a Georgia limited liability company, as buyer (“Buyer”).
BACKGROUND
A.    This Agreement is made with reference to Sellers’ right, title and interest in and to the following real, personal and intangible property (collectively, the “Property”);
(1)    Those certain parcels of land located at 1000, 1100 and 1200 Abernathy Road, Atlanta, Georgia 30328, as more particularly described on Exhibit A attached hereto, together with all easements, rights and privileges appurtenant thereto, including, without limitation, Sellers’ right, title and interest in and to the common areas which are used by Sellers in connection with the ownership and operation of the Property through The Northpark Town Center Association, Inc. (collectively, the “Land”);
(2)    The buildings, structures and other improvements located on the Land (collectively, the “Improvements” and, together with the Land, collectively, the “Real Property”);
(3)    All fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description attached to, located within or pertaining exclusively to the Real Property (collectively, the “Personal Property”);
(4)    The leases and occupancy agreements to the tenants identified on Exhibit B attached hereto, together with such additional leases and occupancy agreements as may be approved or permitted pursuant to Section 5.2 hereof, and all amendments, modifications, supplements, work letters and guaranties related thereto (collectively, the “Leases”); all rents, revenues, income, profits and receipts due under the Leases (collectively, the “Rent”), in each case to the extent accruing during the period from and after the Closing Date (as hereinafter defined);
(5)    Without duplication of the Leases and Rent, all intangible property related exclusively to the Real Property and the Personal Property, including, without limitation, the Assigned Contracts (as hereinafter defined), all licenses and permits related to the Real Property, and the name “Northpark Town Center”, but only to the extent any of the foregoing is assignable by Sellers without cost or consent (collectively, the “Intangible Property”);
provided, however, the Property shall expressly exclude the following: (x) Sellers’ right, title and interest in and to the following: (i) this Agreement; (ii) the Leases and Rent to the extent accruing during the period prior to the Closing Date; (iii) the Contracts (as hereinafter defined), except for the Assigned Contracts to the extent related to periods from and after the Closing Date; (iv) any

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accounts receivable, cash, cash equivalents or non-cash investments; (v) any casualty, liability or other insurance policies held by either Seller; and (vi) all organizational documents, minute books, tax records and seals of either Seller or any of their respective affiliates and (y) any right, title and interest of any third parties (including any tenants under Leases or Sellers’ property manager) in and to any personal property; and
B.    Sellers are prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the Property from Sellers, all for the Purchase Price (as hereinafter defined) and on the other terms and conditions hereinafter set forth.
TERMS AND CONDITIONS
In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.    Sale and Purchase. Sellers agree to sell, transfer and convey the Property to Buyer, and Buyer agrees to purchase and accept the Property from Sellers, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.
2.    Purchase Price. The purchase price for the Property shall be Three Hundred Forty-Eight Million Dollars ($348,000,000) (the “Purchase Price”), which Purchase Price shall be paid by Buyer to Sellers in accordance with the terms and conditions of this Section 2.
2.1.    Deposit. Simultaneously with the execution and delivery of this Agreement by Buyer, Buyer shall deliver to Stewart Title Guaranty Company, as escrow agent (“Escrow Agent”), by wire transfer of immediately available federal funds, a deposit in the amount of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) (together with interest earned thereon, collectively, the “Deposit”), which Deposit shall be non-refundable to Buyer (except as otherwise expressly provided in this Agreement). Escrow Agent shall hold the Deposit in an interest-bearing account reasonably acceptable to Buyer and Escrow Agent shall deliver the Deposit in accordance with this Agreement.
2.2.    Closing and Funding. At the consummation of the transactions contemplated hereby (the “Closing”), Buyer shall deliver to Escrow Agent, by wire transfer of immediately available federal funds, the Purchase Price, less the Deposit, together with or net of all applicable apportionments and adjustments as set forth herein, all as set forth on the Settlement Statement (as hereinafter defined). Upon Closing, Escrow Agent shall disburse all such funds received from Buyer by wire transfer of immediately available federal funds in accordance with the Settlement Statement (as hereinafter defined). The Closing shall occur, and all such amounts shall be disbursed, by no later than 2:00 p.m. (local time at the Property) on the Closing Date (as hereinafter defined).
2.3.    Supplemental Escrow Instructions. The Closing shall take place through an escrow established with Escrow Agent pursuant to escrow instructions given by the parties (either individually or collectively) to Escrow Agent; provided, however, if there are any inconsistencies between the terms and conditions of this Agreement and the terms and conditions of any such escrow instructions, as between Sellers and Buyer, the terms and conditions of this Agreement shall govern and control.
2.4.    Independent Consideration. Sellers and Buyer acknowledge and agree that if the Deposit is returned to Buyer pursuant to any of the provisions of this Agreement, the Escrow Agent shall simultaneously pay One Hundred and 00/100s Dollars ($100.00) from the Deposit to Sellers as independent consideration paid by Buyer to Sellers for Sellers’ execution and delivery of this Agreement.
3.    Buyer’s Inspections.
3.1.    Inspection. Prior to the Effective Date, Buyer conducted all tests, made all inspections, and reviewed all materials and information with respect to the Property that Buyer deemed necessary or appropriate in accordance with all of the terms and conditions of that certain Access and Confidentiality Agreement, dated as of July 24, 2014, between Sellers and Buyer (as the same may be amended from time to time, the “Access Agreement”), and Buyer determined that the Property is acceptable to Buyer in Buyer’s sole discretion. During the term of this Agreement, Buyer may request access to the Property in accordance with and subject to the terms of this Agreement and the Access Agreement; provided, however, except as otherwise expressly provided in Section 3.3.1 below, Buyer shall have no right to terminate this Agreement, or receive any reduction in the Purchase Price or otherwise receive back the Deposit as a result of any further such tests, expenses or other diligence performed hereunder or thereunder after the Effective Date. All of the terms and conditions of the Access Agreement are incorporated into this Agreement by this reference. Without limiting the foregoing, Buyer’s access rights under Section 1 and Buyer’s liabilities and obligations under Section 4 of the Access Agreement shall continue to apply to all tests, inspections and other diligence conducted pursuant to this Agreement.

3.2.    Diligence Materials. During the term of this Agreement, Sellers shall continue to make available to Buyer all non-proprietary information and materials pertaining to the Property that are reasonably requested by Buyer, but only to the extent such materials are in Sellers’ possession or control. Except as otherwise expressly set forth in this Agreement, neither Seller makes any representation or warranty, express or implied, with respect to the accuracy or completeness of any information or materials provided hereunder.
3.3.    Title and Survey.
3.3.1.    Title Review. Prior to the Effective Date, Sellers delivered or otherwise made available to Buyer the following: that certain Commitment for Title Insurance File No. 14000070966 and that certain Commitment for Title Insurance File No. 14000070967, each with an effective date of June 9, 2014, with respect to the Real Property, together with legible copies of all exception documents referenced therein (collectively, the “Title Commitment”) issued by Stewart Title Guaranty Company (in such capacity, the “Title Company”); and that certain ALTA/ACSM Land Title Survey of the Real Property, initially dated August 6, 2007, last revised July 22, 2014, prepared by Planners and Engineers Collaborative (the “Survey”). On or before 5:00 p.m. local time at the Property on August 1, 2014, Buyer may deliver a written notice to Sellers identifying any matters disclosed in the Title Commitment or shown on the Survey as to which Buyer reasonably objects, indicating in reasonable detail the nature and reasons for Buyer’s objections. If Buyer does not timely provide such a written objection notice to Sellers, all matters identified in the Title Commitment or shown on the Survey shall be deemed Permitted Encumbrances (as hereinafter defined). If Buyer provides such a written objection notice to Sellers, Sellers may elect (but shall not be obligated) to provide a written notice to Buyer within five (5) business days after their receipt of such notice from Buyer (the “Title Response Period”) indicating whether they will attempt to cure any such matters as are objected to by Buyer, and all matters identified in the Title Commitment or shown on the Survey as to which Buyer has not objected shall be deemed Permitted Encumbrances. If Sellers fail to provide notice to Buyer that they will attempt to cure any such matters within the Title Response Period, Sellers will be deemed to have elected not to attempt to cure any such matters. If Sellers elect, or are deemed to have elected, not to attempt to cure any such matters as to which Buyer has objected in accordance with this Section 3.3.1, Buyer may, at its option, and as its sole and exclusive remedy with respect thereto, elect to either (a) terminate this Agreement by written notice delivered to Sellers within three (3) business days after the earlier to occur of Buyer’s receipt of Sellers’ title response notice or the expiration of the Title Response Period or (b) proceed with the Closing and accept title to the Real Property subject to the matters which Sellers have elected not to cure (which shall be deemed Permitted Encumbrances) with no adjustment of the Purchase Price. If Buyer fails to timely deliver a written notice of termination to Sellers as aforesaid, Buyer shall be deemed to have elected to proceed with the Closing as aforesaid. If Sellers elect to cure any matters as to which Buyer has objected, but Sellers reasonably anticipate that they will not be able to cure such matters prior to the Closing Date, then Sellers shall have the right (but not the obligation), in Sellers’ sole discretion, to extend the Closing Date for up to thirty (30) days in order to cure such matters by delivering written notice of such extension to Buyer at least three (3) business days prior to the originally-scheduled Closing Date. If Sellers elect to extend the Closing Date as aforesaid, then the Closing Date shall occur on the earlier to occur of the date which is five (5) business days following the date on which such matters are cured or the date which is thirty (30) days following the originally-scheduled Closing Date. If Sellers elect to cure any matters as to which Buyer has objected, but Sellers fail to cure such matters as of the date which is five (5) business days prior to the Closing Date (as it may be extended as aforesaid), Buyer may, at its option, and as its sole and exclusive remedy, elect to either (1) terminate this Agreement by written notice delivered to Sellers on the date which is five (5) business days prior to the Closing Date or (2) proceed with the Closing and accept title to the Property subject to the matters which Sellers has failed to cure (which shall be deemed Permitted Encumbrances) with no adjustment of the Purchase Price. Notwithstanding anything contained in this Section 3.3.1 to the contrary, Sellers shall be obligated to remove or discharge (which, in the case of a mechanic’s or materialmen’s lien shall include, at Sellers’ option, bonding around the mechanic’s or materialmen’s lien) at Sellers’ expense at or prior to the Closing (X) any voluntary financing liens created by, through, or under Sellers (including the existing secured loan held by Metropolitan Life Insurance Company or its successor or affiliate) and (Y) any mechanics or materialmen’s liens for work done by or on behalf of Sellers (as opposed to tenants under Leases), excluding any “Notices of Commencement”; provided, however, if Sellers are unable to remove any such lien or liens at or as of the Closing despite commercially reasonable efforts to do so, then Buyer shall be entitled, as its sole and exclusive remedy with respect thereto, to terminate this Agreement by notice delivered to Sellers at the Closing. If Buyer terminates the Agreement in accordance with this Section 3.3.1, Sellers and Buyer shall jointly instruct Escrow Agent to return the Deposit to Buyer, this Agreement shall terminate, and no party shall have any further rights or obligations hereunder, except for those rights and obligations which expressly survive the termination of this Agreement.
3.3.2.    Permitted Encumbrances. For purposes of this Agreement, Permitted Encumbrances shall mean and include the following: (a) any liens for taxes, assessments and other governmental charges not yet due and payable or due and payable but not yet delinquent with respect to the Property; (b) all applicable laws, statutes, ordinances, rules and regulations with respect to the Property; (c) any matters which are deemed Permitted Encumbrances pursuant to Section 3.3.1; (d) any “Notices of Commencement” filed against the Property; (e) any liens, claims or encumbrances which are caused by or otherwise attributable to Buyer; (f) the Assigned Contracts; and (g) the Leases.
3.3.3    Title Affidavits. At the Closing, Sellers shall deliver to the Title Company such affidavits or indemnities as (i) are customary in the State of Georgia and (ii) the Title Company may reasonably require in order to issue an owner’s policy of title insurance for the Real Property free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed by Sellers (but not tenants) prior to Closing (except with respect to “Notices of Commencement” or for work which represents a Buyer Leasing Cost (as hereinafter defined)), or for rights of parties in possession (other than pursuant to the Leases or any matters of record).
3.3.4.    Use of Proceeds to Clear Title. Sellers may use the Purchase Price or any portion thereof to clear title to the Property of any encumbrances, interests or liens at the Closing.
4.    Representations and Warranties.
4.1.    Sellers’ Representations and Warranties. Subject to all matters (a) which are disclosed in (i) any exhibit hereto or (ii) any documents, information or materials delivered or otherwise made available to Buyer on the website data room maintained by Broker in connection with the transaction contemplated hereby prior to Closing, (iii) any documents, information or materials delivered to Buyer pursuant to Section 3.2 or any other provision of this Agreement or (iv) any documents, information or materials delivered to Buyer by any of Buyer’s agents, consultants or representatives prior to Closing or (b) with respect to which Buyer has or otherwise obtains knowledge of prior to Closing, any of which matters would render any of the following representations and warranties inaccurate (all such matters being referred to herein as “Exception Matters”), each Seller represents and warrants to Buyer as follows:
4.1.1.    Authority. Such Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware, is qualified to do business in the State of Georgia, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized by such Seller.
4.1.2.     No Conflict. To the best of such Seller’s actual knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of such Seller do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon, any of the Property or assets of such Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which such Seller is a party or by which it is bound, which will not be discharged, assumed or released at Closing. To the best of such Seller’s actual knowledge, no action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon such Seller in accordance with its terms.
4.1.3.    Leases. As of the Effective Date, there are no leases or occupancy agreements currently in effect that were entered into or expressly assigned to and assumed by such Seller or, to the best of such Seller’s actual knowledge, that otherwise bind such Seller and affect the Property, other than the Leases. To the best of such Seller’s actual knowledge, the list of Leases attached hereto as Exhibit B is true, correct and complete in all material respects. To the best of such Seller’s actual knowledge, such Seller has provided Buyer with true, correct and complete copies of all Leases to which it is a party. Except as set forth on Exhibit B-1 attached hereto, to the best of such Seller’s actual knowledge, as of the Effective Date, such Seller has paid in full all brokerage commissions and tenant improvement allowances due and payable with respect to the current terms of all such Leases (expressly excluding any such commissions or allowances which are to be paid or performed in connection with any extension, renewal or expansion options exercised after the Effective Date).
4.1.4.    Contracts. To the best of such Seller’s actual knowledge, as of the Effective Date, there are no construction, service, equipment, supply, maintenance or concession agreements in effect that were entered into or expressly assigned to and assumed by such Seller or, to the best of such Seller’s actual knowledge, that otherwise bind such Seller and affect the Property that will be binding on Buyer from and after the Closing, except for those agreements and contracts set forth on Exhibit C attached hereto (collectively, the “Contracts”) and for the commission agreements related to Leases. To the best of such Seller’s actual knowledge, such Seller has provided Buyer with true, correct and complete copies of all Contracts to which it is a party.
4.1.5.    Compliance. To the best of such Seller’s actual knowledge, as of the Effective Date, such Seller has not received any written notice of any material violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Real Property which have not been cured.
4.1.6.    No Litigation. There is no material action, suit or proceeding pending or, to the best of such Seller’s actual knowledge, threatened in writing, against or affecting the Property or such Seller, or arising out of the ownership, management or operation of the Real Property, this Agreement or the transactions contemplated hereby, including any actions regarding real property or ad valorem taxes.
4.1.7.    No Condemnation. To the best of such Seller’s actual knowledge, as of the Effective Date, such Seller has not received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Real Property.

4.1.8.    FIRPTA. Such Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.
4.1.9.    OFAC Compliance. To the best of such Seller’s actual knowledge, neither such Seller nor the sole member of such Seller nor any of their respective executive officers, directors, managers, agents or employees is now or at any time through the Closing Date shall be a person who has been listed on (i) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and/or (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America; provided, however, no representation or warranty is being made hereunder with respect to any individuals holding interests in the sole member of such Seller.
4.2.    Limitations Regarding Sellers’ Representations and Warranties.
4.2.1.    Survival. The representations and warranties of Sellers contained in Section 4.1 shall survive the Closing and delivery of the Deeds for a period of one hundred eighty (180) days following the Closing Date, and any claim or cause of action arising out of any breach of any of such representations or warranties shall be null and void unless (a) the basis of such claim is first discovered by Buyer after the Closing, (b) Buyer delivers written notice of such claim (including a reasonably detailed description of the basis of such claim) to Sellers within one hundred eighty (180) days after the Closing Date and (c) Buyer files a lawsuit against Sellers with respect to such claim within one hundred eighty (180) days after the Closing Date.
4.2.2.    Sellers’ Knowledge Party. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by either Seller to Buyer in connection herewith, the phrase “to the best of such Seller’s actual knowledge”, “to the best of such Seller’s knowledge” or any similar phrase shall mean the actual, but not constructive or imputed, knowledge of James G. Young of AEW Capital Management, L.P., who is identified as Sellers’ asset manager for the Property and their most knowledgeable officer with respect thereto, without any obligation on her/his part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like, it being expressly understood and agreed that such individual is being named herein for purposes of defining the scope of each Seller’s knowledge hereunder and that no such individual shall have any personal liability under this Agreement under any circumstances whatsoever.
4.2.3. Exception Matters. Neither Seller shall have any liability or obligation whatsoever to Buyer with respect to any Exception Matters, and Buyer represents and warrants to Sellers that Buyer has no knowledge of any Exception Matters as of the Effective Date. If Buyer first obtains knowledge of any Exception Matters following the Effective Date but prior to the Closing and such Exception Matters materially and adversely affect the value to Buyer of the transactions contemplated by this Agreement, then Buyer shall provide written notice thereof to Sellers describing such Exception Matters in reasonable detail and Sellers shall have the right (but not the obligation) to cure such Exception Matters within five (5) business days following receipt of such notice (the “Exception Matter Cure Period”). If Sellers fail to cure such Exception Matters or Sellers deliver written notice to Buyer electing not to cure such Exception Matters within the Exception Matter Cure Period, then Buyer shall have the right, as its sole and exclusive remedy with respect thereto, to terminate this Agreement by delivering written notice thereof to Sellers within two (2) business days following the earlier to occur of the expiration of the Exception Matter Cure Period or Buyer’s receipt of notice from Sellers electing not to cure the applicable Exception Matters. If Buyer timely delivers such a termination notice to Sellers as aforesaid, then the parties shall jointly instruct Escrow Agent to release the Deposit to Buyer, this Agreement shall terminate, and no party shall have any further obligations or rights hereunder, except for those obligations and rights which expressly survive the termination of this Agreement. To the extent the Closing is scheduled to occur prior to the expiration of the second (2nd) business day following the earlier to occur of the expiration the Exception Matter Cure Period or Buyer’s receipt of notice from Sellers electing not to cure the applicable Exception Matters, then the Closing Date shall be extended until the fourth (4th) business day following the earlier to occur of the expiration of the Exception Matter Cure Period or Buyer’s receipt of notice from Sellers electing not to cure the applicable Exception Matters.
4.2.4.    “AS IS”. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY CLOSING DOCUMENTS EXECUTED BY SELLERS, IT IS UNDERSTOOD AND AGREED THAT NEITHER SELLER IS MAKING AND NEITHER SELLER HAS AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLERS SHALL SELL AND CONVEY THE PROPERTY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY FROM SELLERS “AS IS, WHERE IS, WITH ALL FAULTS” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY ANCILLARY CLOSING DOCUMENTS EXECUTED BY SELLERS. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND NEITHER SELLER IS LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS OR OTHER MARKETING MATERIALS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY EITHER SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT EITHER SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY CLOSING DOCUMENTS EXECUTED BY SELLERS. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS, WHERE IS, WITH ALL FAULTS.”

BUYER ACKNOWLEDGES RECEIPT OF THE ENVIRONMENTAL REPORTS LISTED ON EXHIBIT D (AND ACKNOWLEDGES THAT THE REPORTS REFERRED TO THEREIN WERE MADE AVAILABLE TO BUYER), AND REPRESENTS TO SELLERS THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND BUYER WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY CLOSING DOCUMENTS EXECUTED BY SELLERS. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLERS (AND SELLERS’ OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLERS (AND/OR SELLERS’ OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION OR OTHER DEFECTS OR PHYSICAL OR ENVIRONMENTAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.
BUYER ACKNOWLEDGES THAT ALL MATERIALS MADE AVAILABLE BY SELLERS AND THEIR AFFILIATES OR ANY OFFICER, DIRECTOR, TRUSTEE, AGENT, EMPLOYEE OR OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF EITHER SELLER ARE BEING PROVIDED TO BUYER WITHOUT REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS THEREOF OR THE SUFFICIENCY FOR THE PURPOSES FOR WHICH BUYER USES SUCH MATERIALS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY CLOSING DOCUMENTS EXECUTED BY SELLERS.
4.2.5.    Hazardous Materials Release. Buyer agrees that, if at any time after the Closing, any third party (including, without limitation, any governmental agency) seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials (as hereinafter defined) in, on, above or beneath the Real Property or emanating therefrom, then Buyer releases and waives any rights it may have against either Seller in connection therewith including, without limitation, under CERCLA (defined below), and Buyer agrees that it shall not (a) implead either Seller, (b) bring a contribution action or similar action against either Seller or (c) attempt in any way to hold either Seller responsible with respect to any such matter. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to, any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., similar state laws and regulations adopted thereunder.

4.2.6.    Survival. All of the provisions of this Section 4.2 shall survive the Closing or any earlier termination of this Agreement.

4.3.    Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers as follows:
4.3.1.    Authority. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer have been duly authorized.
4.3.2.    No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer do not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or by which it is bound or which otherwise affects Buyer. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.
4.3.3.    ERISA Matters. Buyer is not: (i) a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as defined in Section 3(3) of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”); (ii) a “governmental plan” as defined in Section 3(32) of ERISA; or (iii) a “party in interest,” as defined in Section 3(14) of ERISA, to a Plan, except with respect to Plans, if any, maintained by Buyer, nor do the assets of Buyer constitute “plan assets” of one or more of such Plans within the meaning of Department of Labor Regulations Section 2510.3-101. Buyer is acting on its own behalf and not on account of or for the benefit of any Plan. Buyer shall not transfer the Property to any entity, person or Plan which will cause a violation of ERISA. Buyer shall not assign its interest under this Agreement to any entity, person or Plan which, if the assignee acquires the Property, will cause a violation of ERISA.
4.3.4.    OFAC Compliance.  To the best of Buyer’s knowledge, none of Buyer nor any of its executive officers, directors, managers, agents, employees, shareholders (except for shareholders of any publicly traded company), members, partners, and other investors, or any other person that owns or controls Buyer or any entity on whose behalf Buyer acts, is now or at any time through the Closing Date shall be a person who has been listed on (i) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (ii) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (iii) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and/or (iv) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America.
4.3.5.    Source of Funds. Buyer has available to it unrestricted funds which it may use in its sole discretion to pay the full Purchase Price and otherwise comply with the provisions of this Agreement. Buyer expressly acknowledges and agrees that its obligations under this Agreement are not contingent upon Buyer obtaining financing for the purchase of the Property.
4.4.    Survival of Buyer’s Representations. All of the representations and warranties of Buyer contained in this Agreement shall survive the Closing and delivery of the Deeds.
4.5.    Buyer’s Knowledge Party. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Buyer to Sellers in connection herewith, the phrase “to the best of Buyer’s actual knowledge”, “to the best of Buyer’s knowledge” or any similar phrase shall mean the actual, but not constructive or imputed, knowledge of Colin Connolly of Cousins Properties Incorporated, who is identified as Buyer’s acquisition officer with respect to this transaction, without any obligation on her/his part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like, it being expressly understood and agreed that such individual is being named herein for purposes of defining the scope of Buyer’s knowledge hereunder and that no such individual shall have any personal liability under this Agreement under any circumstances whatsoever.
5.    Covenants.

5.1.    Operation of Property. Sellers shall use commercially reasonable efforts to continue to operate the Property in accordance with Sellers’ past practices; provided, however, Sellers shall not be required to incur any capital expenses at the Property pursuant to or in connection with this Agreement.
5.2.    Leasing Activities.
5.2.1.    Buyer Consent Standards. Except as otherwise herein expressly provided, Sellers shall not, without Buyer’s consent, which consent may be withheld in Buyer’s sole discretion, (a) effect any material change in any Lease or commission agreement, (b) renew or extend the term of any Lease, unless the same is an extension or expansion permitted and exercised by a tenant pursuant to the terms of an existing Lease, or (c) enter into any new Lease or commission agreement or cancel or terminate any Lease.
5.2.2    Buyer Consent Logistics. When seeking consent to a proposed new or modified Lease or commission agreement, Sellers shall provide notice of the identity of the tenant or the broker, and, in the case of a new or modified Lease, a term sheet or letter of intent containing material business terms of such new or modified Lease (including, without limitation, rent, expense base, concessions, tenant improvement allowances, brokerage commissions, and expansion and extension options) and whatever credit and background information, if any, Sellers then possess with respect to such tenant. Upon receiving Buyer’s consent or deemed consent to a new or modified Lease or commission agreement, Sellers may negotiate the same on the Property’s standard form (or, in the case of a modification, an amendment or modification agreement on a commercially reasonable form), without material changes other than those changes customarily made to leases or commission agreements to other comparable tenants and brokers for the Property. Prior to executing a fully negotiated new or modified Lease or commission agreement which has been consented to or is deemed to have been consented to Buyer in accordance with this Agreement, Sellers shall deliver to Buyer a proposed from of the execution copy of the fully negotiated agreement, along with a black-line showing changes the Property’s standard form (if applicable), so that Buyer will have the opportunity to review the same to confirm that it complies with the requirements of the preceding sentence. Within five (5) business days following Buyer’s receipt of any such notice from Sellers and/or the final forms of a proposed agreement, as applicable, Buyer shall deliver a written notice to Sellers either consenting to such proposed agreement or objecting to the same (and specifying the basis for such objections); provided, however, Buyer’s failure to deliver any such notice within such five (5) business day period shall constitute Buyer’s deemed consent thereto.
5.2.3.    Lease Termination for Default. Notwithstanding anything in this Agreement to the contrary, if prior to Closing there occurs any material default (including, without limitation, any monetary default) by a tenant under its Lease, Sellers may cancel or terminate any such Lease or commence collection, unlawful detainer or other remedial action against any such tenant, provided Sellers have received Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
5.2.4.    Authorized Representative of Buyer. Buyer hereby designates Colin Connolly as the individual who will be available and authorized to grant Lease approvals and consents as set forth hereinabove.
5.2.5    Buyer’s Lease Negotiations. Notwithstanding anything contained in this Agreement to the contrary (including, without limitation, Section 14.17), Buyer and Sellers agree to use commercially reasonable efforts to cooperate in all aspects of lease negotiations with existing and prospective tenants at the Improvements (including, without limitation, by making all relevant parties available for weekly leasing calls). During the term of this Agreement, Buyer may negotiate leases with existing and prospective tenants identified by Buyer (each, a “Buyer’s Tenant”)

provided that all formal leasing proposals shall be coordinated through and all resulting negotiations shall be conducted in conjunction with Sellers’ leasing representative, Richard Nash of CBRE (“Sellers’ Leasing Representative”), in accordance with this Section 5.2.5. Without limiting the foregoing, prior to executing any letter of intent with any Buyer’s Tenant, Buyer shall deliver to Sellers and Sellers’ Leasing Representative a written notice identifying the applicable Buyer’s Tenant and the material business terms of such proposed lease for Sellers’ review and comment. After presenting such terms to Sellers, Buyer may negotiate a lease based on the terms so presented to Sellers, provided that:

(a)
Buyer shall enter into a commission agreement with Sellers’ Leasing Representative with respect to such proposed lease on the existing form of commission agreement between Sellers and Sellers’ Leasing Representative for the Improvements and Buyer pay Sellers’ Leasing Representative any commissions or other amounts owed to Sellers’ Leasing Representative thereunder.

(b)
Buyer shall keep Sellers and Sellers’ Leasing Representative informed as to the status of any such lease negotiations and shall deliver copies of all material written communications related thereto which Buyer delivers or receives to Sellers and Sellers’ Leasing Representative simultaneously with sending or promptly following its receipt of the same;

(c)	Buyer shall not deliver any written notices or other communications to Sellers’ Leasing Representative unless Buyer simultaneously delivers such notice or other communications to Sellers;

(d)
The effectiveness of any proposed lease which Buyer negotiates prior to Closing must be conditioned upon the Closing, the term of any proposed lease must not commence until after the Closing Date and each proposed lease must expressly provide that it is not binding on Sellers; and

(e)	Sellers shall not be required to execute any proposed lease which is negotiated with any Buyer’s Tenant.

Furthermore, Buyer shall indemnify, defend and hold harmless Sellers from and against any claim, damage, expense, liability or other loss related to any exercise by Buyer of its rights under this Section 5.2.5 (including, without limitation, any applicable claim brought by any Buyer’s Tenant, Seller’s Leasing Representative or any broker or leasing representative representing any Buyer’s Tenant). If the Closing does not occur for any reason, Buyer shall not be entitled to any reimbursement or other compensation from Sellers if Sellers execute a lease with any Buyer’s Tenant. Buyer’s obligations under this Section 5.2.5 shall survive the Closing or any earlier termination of this Agreement (but Buyer shall have no right to negotiate new leases for the Property in accordance with this Section 5.2.5 following any termination of this Agreement).

5.3.    Other Contracting Activities
5.3.1.    Assigned Contracts. On or prior to 5:00 p.m., local time at the Property, on August 22, 2014, Buyer shall deliver written notice to Sellers identifying those Contracts which Buyer desires to assume after Closing, and such Contracts, if assignable by Seller without cost or liability to Seller (collectively, the “Assigned Contracts”), shall be assigned to and assumed by Buyer at Closing. Notwithstanding anything contained herein to the contrary, all of the following shall be considered Assigned Contracts for all purposes under this Agreement: (a) all Contracts which are designated as Assigned Contracts on Exhibit C attached hereto; (b) all Contracts for which Sellers shall provide Buyer with a credit in the amount of all remaining payment obligations thereunder as of the Closing Date; and (c) all other Contracts which are consented to by Buyer in accordance with Section 5.3.2. Except as to the Assigned Contracts that Buyer identifies as aforesaid, all Contracts (including all management agreements with respect to the Property) shall be terminated by Sellers as of Closing.
5.3.2.    Buyer Consent Standards. Except as otherwise herein expressly provided, Sellers shall not, without Buyer’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, effect any material change in any Contract or enter into a new Contract; provided, however, notwithstanding the foregoing, Sellers shall be expressly permitted (without Buyer’s consent) to enter into new Contracts (a) in the ordinary course of business which are terminable on not more than thirty (30) days’ notice without payment of any fee or penalty, (b) which will be fully performed and paid for prior to the Closing Date, or (c) which will not be fully performed or paid for prior to the Closing Date but for which Sellers shall provide Buyer with a credit for all remaining unpaid amounts due thereunder at Closing. To the extent Sellers are required or otherwise determine to seek Buyer’s consent to any Contract hereunder, then, except as otherwise provided in this Section 5.3.2, the provisions of Section 5.2.2 applicable to obtaining Buyer’s consent to new or modified Leases and commission agreements shall apply to such Contract.
5.4.    Notice of Potential Breach. Buyer and Sellers shall promptly deliver written notice to the other if any of them discovers that any representation or warranty made by any of them is inaccurate in any material respect or if any of them believe that the other has failed to perform any of its or their obligations hereunder.
5.5.    Miscellaneous. Sellers shall (i) promptly advise Buyer of any written notice of litigation received by such Seller and affecting the Property or such Seller’s ability to perform its obligations under this Agreement, (ii) not voluntarily encumber the Property, (iii) not amend or take any material actions under the Declaration (as hereinafter defined), and (iv) continue to maintain All Risk Property insurance in the Property’s full replacement cost with reputable insurance carriers licensed or authorized to do business in the State of Georgia, with a minimum Best’s rating of A-VII.

6.    Conditions Precedent.

6.1    Buyer’s Conditions Precedent. Buyer’s obligation to purchase the Property is expressly conditioned on the satisfaction at or before the Closing, or such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived by Buyer in writing or by Buyer proceeding with the Closing):

6.1.1.    Accuracy of Representations. Subject to Section 4.2.3, all of the representations and warranties of Sellers contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date, with the same effect as if made on and as of such date, except to the extent such representations and warranties specifically reference an earlier date, in which case they shall be true and correct as of such date.
6.1.2.    Performance. Sellers shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on their part prior to or as of the Closing hereunder.
6.1.3.    Documents and Deliveries. Without limiting Section 6.1.2, Sellers shall have delivered to Escrow Agent all documents and instruments required on Sellers’ part to effectuate this Agreement and the transactions contemplated hereby in accordance with the terms hereof and Sellers shall have authorized and instructed Escrow Agent to record and/or release to Buyer such documents and instruments, as applicable.
6.1.4.    Estoppel Certificates. Seller shall have delivered tenant estoppel certificates, substantially in the form set forth on Exhibit E attached hereto or in such other form as may be required or permitted under the Leases, duly executed by tenants representing at least 75% of the rentable square footage actually demised under the Leases in effect at the Property as of the Closing Date, which tenant estoppel certificates may also include qualifications of any certification therein by a “best of knowledge” standard or similar provision, and which tenant estoppel certificates shall be dated no earlier than forty-five (45) days prior to the Closing Date; provided, however, Sellers’ failure to deliver such estoppel certificates shall not be a default of Sellers hereunder. If Sellers shall not have delivered the required tenant estoppel certificates to Buyer as of the Closing Date, Sellers shall have the right (but not the obligation) (a) to deliver seller estoppel certificates, substantially in the form set forth on Exhibit F attached hereto, in place of any tenant estoppel certificates that will total no more than 20% of the rentable square footage actually demised under the Leases in effect at the Property as of the Closing Date (so that tenant estoppel certificates must be received from tenants representing at least 55% of the rentable square footage actually demised under the Leases in effect at the Property as of the Closing Date) or (b) to extend the Closing Date for up to thirty (30) days by written notice delivered to Buyer at or before the Closing in order to allow Sellers additional time to obtain the requisite tenant estoppel certificates. If Sellers elect to extend the Closing Date as aforesaid, then the Closing Date shall occur on the earlier to occur of the date which is five (5) business days following the date on which such Seller delivers the applicable tenant estoppel certificates or seller estoppel certificates to Buyer or the date which is thirty (30) days following the originally-scheduled Closing Date. If Sellers deliver any seller estoppel certificates with respect to any Leases for which a tenant estoppel certificate is later delivered, then to the extent any such tenant estoppel certificate confirms any matters set forth in the corresponding seller estoppel certificate, Sellers shall have no liability or obligation to Buyer with respect to such matters.
6.1.5.    Title Policy. Provided that Buyer shall have satisfied all obligations and requirements with respect thereto for which Buyer is responsible pursuant to the Title Commitment, the Title Company shall be irrevocably committed to issue a title policy to Buyer insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Encumbrances. Buyer may request that the Title Company issue such endorsements to the title policy as Buyer may reasonably require; provided, however, that (a) such endorsements shall be at no cost to, and shall impose no additional liability on, Sellers, (b) such endorsements shall not constitute the basis for any objections to be made by Buyer under Section 3.3.1, and (c) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements.
6.1.6.    Declaration Estoppel. Seller shall have delivered an estoppel certificate in the form of Exhibit K attached hereto from the Association under that certain Declaration of Covenants, Conditions, Easements and Destinations for Northpark Town Center, dated December 30, 1997, as amended by the First Amendment dated January 15, 2004 (as amended, the “Declaration”).
6.2.    Sellers’ Conditions Precedent. Sellers’ obligation to sell the Property is expressly conditioned on the satisfaction at or before the Closing, or such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived by Sellers in writing or by Sellers proceeding with the Closing):

6.2.1.    Accuracy of Representations. All of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.
6.2.2.    Performance. Buyer shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing hereunder.
6.2.3.    Documents and Deliveries. Without limiting Section 6.2.2, Buyer shall have delivered to Escrow Agent the Purchase Price and all instruments and documents required on Buyer’s part to effectuate this Agreement and the transactions contemplated hereby (which instruments and documents shall be in form and substance consistent with the requirements herein) and Buyer shall have authorized and instructed Escrow Agent to release the Purchase Price and such instruments and documents to Sellers.
7.    Closing; Deliveries.
7.1.    Time of Closing. The Closing shall take place on October 1, 2014 (the “Closing Date”) through an escrow established at the offices of the Escrow Agent.

7.2.    Sellers Deliveries. At the Closing, except as otherwise specified below, each Seller shall deliver to Escrow Agent the following:
7.2.1.    A limited warranty deed substantially in the form of Exhibit G attached hereto (a “Deed”) with respect to the Real Property of such Seller, duly executed and acknowledged by such Seller;
7.2.2.    A quitclaim bill of sale substantially in the form of Exhibit H attached hereto (a “Bill of Sale”) with respect to the Personal Property of such Seller, duly executed by such Seller;
7.2.3.    An assignment and assumption agreement substantially in the form of Exhibit I attached hereto (an “Assignment and Assumption Agreement”) with respect to the Intangible Property, Leases, Buyer’s Leasing Expenses (and all corresponding commission agreements) and Assigned Contracts of such Seller, duly executed by such Seller;
7.2.4.    A non-foreign affidavit in the form of Exhibit J attached hereto, duly executed by such Seller, and such affidavits, certificates and other documentation as Buyer may reasonably request in order for Buyer to comply with Georgia law relating to withholding tax on transfer of real property;
7.2.5.    Without limiting Section 4.2.3, a certification by such Seller that, subject to any Exception Matters, all representations and warranties made by Seller in Section 4.1 of this Agreement are true and correct in all material respects as of the Closing Date (or as of such earlier date as of which such representation and warranty was made), and attaching a list of all documents, information or materials delivered or otherwise made available to Buyer on the website data room maintained by Broker and referenced in Section 4.1(a)(ii).
7.2.6.    A settlement statement, duly executed by such Seller, showing the Purchase Price and all other credits, debits and adjustments to be made between and among the parties in accordance with the terms and conditions of this Agreement (the “Settlement Statement”), which Settlement Statement shall be in a form and substance reasonably satisfactory to Sellers and Buyer;
7.2.7.    A form of tenant notice letter, duly executed by such Seller, advising the tenants under the Leases of such Seller of the sale of the Property and directing that rent and other payments thereafter be sent to Buyer at the address provided by Buyer at Closing;
7.2.8.    The title affidavits or indemnities referenced in Section 3.3.2;
7.2.9.    All architectural and engineering drawings and specifications, utilities layout plans, topographical plans and the like in such Seller’s possession and owned by such Seller, if any, used in the construction, improvement, alteration or repair of the Real Property (delivery of which may be accomplished by leaving the same at the Property);

7.2.10.    Originals or copies of all Leases, Contracts, other materials identified in the Exhibits hereto, and all other books, records and files maintained by Sellers’ property manager relating to the construction, leasing, operation and maintenance of the Property and relating to the Declaration, its Declarants or the Association described therein, keys to any Improvements (delivery of which may be accomplished by leaving the same at the Property); and
7.2.11.    All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.
7.3.    Buyer Deliveries. At Closing, Buyer shall deliver to Escrow Agent the following:
7.3.1.    The Purchase Price, less the Deposit, together with or net of all applicable adjustments and apportionment, as further set forth in Section 2.2;
7.3.2.    The Bills of Sale duly executed by Buyer;
7.3.3.    The Assignment and Assumption Agreements duly executed by Buyer;
7.3.4.    A certification by Buyer that all representations and warranties made by Buyer in Section 4.3 of this Agreement are true and correct in all material respects as of the Closing Date;
7.3.5.    The Settlement Statement duly executed by Buyer;
7.3.6.    The forms of tenant notice letter duly executed by Buyer; and
7.3.7.    All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.
7.4.    Close of Escrow. Escrow Agent will close escrow on the Closing Date by (a) delivering the Deeds for recording to the appropriate county recorder’s office, (b) disbursing all amounts and funds in accordance with the Settlement Statement and (c) assembling fully executed originals of the Bills of Sale, the Assignment and Assumption Agreements, the tenant notice letters and any other applicable documents and delivering the same to Sellers and Buyer.
7.5.    Possession. Possession of the Real Property shall be surrendered to Buyer at the Closing, subject to the Permitted Encumbrances.
8.    Apportionments and Expenses.
8.1.    Apportionments.
8.1.1.    Apportionments Generally. Except as otherwise expressly set forth below, all income and expenses normally apportioned in sales of properties of a nature and type similar to the Property shall be apportioned between Sellers, on the one hand, and Buyer, on the other hand, as of 11:59 p.m. on the day immediately preceding the Closing Date, such that all items of income and expense with respect to the Property which are incurred or accrued on or after of the Closing Date shall be for the account of Buyer.

8.1.2.    Taxes and Operating Expenses. All real estate taxes and assessments and other similar charges affecting the Property (collectively, “Taxes”) and all charges for common area maintenance charges, operating expenses and utilities, including, without limitation, water, electricity, sewer rental, gas, telephone, all other utilities provided to the Property, and all items and expenses covered by or arising out of the Declaration (collectively “Operating Expenses”) shall be prorated on a per diem basis as of the Closing Date to the extent the same are not paid directly by the tenants under the Leases. If any Taxes have not been finally assessed as of the Closing Date for the current fiscal year of the taxing authority, they will be prorated at Closing based upon the most recently issued bills therefor. If any Operating Expenses cannot be determined finally as of the Closing Date, they will be prorated at Closing on the basis of the best available information. Adjustments to the prorations will be made from time to time after Closing to take account of final information as to Taxes and Operating Expenses that were estimated as of the Closing Date or to adjust Rent or Operating Expenses that were not included in the prorations done as of the Closing Date, and Buyer or Sellers, as applicable, will pay the other within ten (10) business days after demand such amounts as may be appropriate based on such adjustments. Any reproration of expenses shall be completed within ninety (90) days after Closing or, in the case of Taxes, within thirty (30) days after the tax bills for the fiscal year in which the Closing occurs are issued and neither Buyer nor Sellers will be entitled to request a payment on account of reprorations after such dates.

If either Seller has commenced or is otherwise prosecuting tax abatement proceedings which have not been resolved as of the Closing Date, then, from and after the Closing Date, such Seller may (but shall not be obligated to) prosecute such proceedings, and such Seller shall be entitled to any abatement proceeds obtained in connection therewith to the extent related to periods prior to the Closing Date and are not otherwise payable or required to be refunded to tenants under any Leases. Buyer agrees to reasonably cooperate with such Seller, at no out-of-pocket cost to Buyer, in such prosecution from and after the Closing, and Buyer, on the one hand, and Sellers, on the other hand, each agrees to promptly endorse or pay over to the other any abatement amounts received by it or them to which the other is entitled, subject to rights of tenants under any Leases.
8.1.3.    Rent. All collected Rent under the Leases shall be prorated as of the Closing Date. Outstanding uncollected Rent shall not be prorated but, as applicable to periods prior to the Closing Date, shall remain the property of the applicable Seller. Payments received from and after the Closing Date from any tenant having outstanding uncollected Rent payable as of the Closing Date shall be applied first to any uncollected Rent from such tenant due for the then current month, then for the month in which the Closing Date occurs, and then to the uncollected Rent from such tenant prior to the Closing Date. Buyer shall use reasonable efforts to collect all Rent as to which Sellers are entitled, and Buyer shall reasonably cooperate with Sellers, at no out-of-pocket cost or expense to Buyer, in the collection of any such Rent. From and after the Closing Date Sellers may pursue collection of any Rent owed to them; provided, however, Sellers shall not commence eviction proceedings against any applicable tenants.

8.1.4.    Tenant True Ups. Buyer shall be responsible for preparing and pursuing all “true ups” of calendar year 2014 Taxes and Operating Expenses under the Leases. On or before February 28, 2015 and prior to submitting the same to the tenants, Buyer shall provide Sellers with copies of all correspondence proposed to be sent to tenants with respect to the true ups, including all backup information reasonably requested by Sellers with respect thereto, all for Sellers’ review and approval within ten (10) business days following receipt of such information, which approval shall not be unreasonably withheld, conditioned or delayed. Calendar year 2014 expenses and revenue shall be allocated between Sellers and Buyer based on actual receipts and expenses for Sellers’ and Buyer’s respective periods of ownership. To the extent that any tenant owes any amount to the landlord under any Lease in connection therewith, Buyer shall remit any portion thereof which belongs to Sellers promptly upon collecting the same. To the extent that the landlord owes any amount to any tenant under any Lease in connection with such true ups, Sellers shall promptly remit any excess amounts to the extent actually collected and received by Seller promptly following Sellers’ approval of such true ups as contemplated hereby.
8.1.5    Tenant Security Deposits and Letters of Credit. Buyer shall receive a credit at Closing for all refundable tenant security deposits and prepaid Rent then held by Sellers and Buyer shall assume all obligations with respect thereto from and after the Closing pursuant to the Assignment and Assumption Agreements. In addition, Seller shall deliver all original letters of credit then held by Sellers to Buyer within one (1) business day following the Closing Date. Buyer shall be responsible for causing all such letters of credit to be transferred to Buyer at Buyer’s sole cost and expense, but Sellers shall reasonably cooperate with Buyer (at no out-of-pocket cost or expense to Sellers) in connection therewith.
8.1.6.    Rent Abatements. Buyer shall also receive a credit at Closing in the amount of Eight Hundred Two Thousand Six Hundred Forty-Seven Dollars ($802,647) for the rent abatements identified on Exhibit B-1 attached hereto (which amount shall be subject to adjustment if the Closing Date occurs after October 1, 2014) and Buyer shall assume all obligations with respect thereto from and after the Closing pursuant to the Assignment and Assumption Agreements.
8.1.7.    Lease Termination Payments. Sellers shall be entitled to retain all termination fees received from Deloitte LLP, Sun Life Assurance Company of Canada and Edens & Avant Investments LP in connection with the terminations of their leases.
8.1.8.    Leasing Expenses. Any tenant improvement or other inducement costs or leasing commissions payable under new Leases or Lease modifications entered into after the Effective Date which are permitted by the terms hereof or otherwise approved or deemed approved by Buyer shall be apportioned between Sellers and Buyer as of the Closing Date. Sellers shall be responsible for the share of such costs attributable to the portion, if any, of the terms of any such new Lease or Lease modification occurring prior to the Closing Date but after the commencement of the tenant’s obligation to pay rent under such new Lease or Lease modification, and Buyer shall be responsible for the share of such costs attributable to the portion of the term of any such Lease or Lease modification occurring from and after the Closing Date, with all such costs being amortized over such rent-paying portion of the term of the applicable new Lease or Lease modification on a straight line basis. In addition, Buyer shall be solely responsible for all leasing commissions which may, in the future, be payable under any existing commission agreements with respect to any expansion, renewal or extension options or any future amendments of any Leases which are first exercised and/or executed on or after the Closing Date. All costs and commissions which are Buyer’s responsibility under this Section 8.1.8 shall be hereinafter collectively referred to as (“Buyer’s Leasing Expenses”). To the extent that any Buyer’s Leasing Expenses are paid by Sellers prior to Closing, such amounts shall be credited to Sellers at Closing. From and after the Closing, Buyer shall be responsible for all Buyer’s Leasing Expenses. To the extent that any costs described in this Section 8.1.8 are the responsibility of Sellers but have not paid by Sellers as of Closing, they shall be credited to Buyer at Closing.
8.1.9.    Utility Readings. Sellers shall endeavor to obtain readings of all electric, gas, water, sewer and other utility meters located at the Property on or about the Closing Date, and Sellers and Buyer shall reasonably cooperate to cause all such utilities to be transferred over to Buyer’s accounts as of the Closing Date. If such readings are obtained and the corresponding accounts are transferred over to Buyer on the Closing Date, Sellers and Buyer, as applicable, shall each pay all such invoices related to such party’s period of ownership directly to the applicable utility provider. If such readings are not obtained on the Closing Date, then the charges therefor shall be prorated based upon the per diem charges for the most recent period for which such readings are available. Any utility deposits made by Sellers shall remain the property of Sellers, and Buyer shall replace such utility deposits with its own deposits or reimburse Sellers for the same, as applicable.
8.1.10.    Charges under Assigned Contracts. The unpaid monetary obligations of Sellers with respect to the Assigned Contracts shall be prorated on a per diem basis as of the Closing Date.
8.1.11.    Other Buyer Credits. Buyer shall receive a credit at Closing for the remaining cost of the chiller unit currently on order for 400 Northpark, which remaining cost is currently estimated to be Five Hundred Thousand Dollars ($500,000), net of any rebates payable with respect thereto.
8.1.12.    Insurance Premiums. No insurance policies of Sellers are to be transferred to Buyer and there shall be no apportionment of any premiums with respect to such insurance policies at Closing.
8.2.    Expenses. Each party will pay all its own expenses incurred in connection with this Agreement and the transaction contemplated hereby, including, without limitation, (a) all costs and expenses stated herein to be borne by such party and (b) all of their respective accounting, legal and other professional services fees. In addition to its other expenses, Buyer shall pay at Closing (i) all recording charges incident to the recording of the Deeds, (ii) all costs associated with the Title Commitment, title insurance policy and Survey and (iii) one-half of the fees, costs and expenses of Escrow Agent for acting in such capacity hereunder. In addition to their other expenses, Sellers shall pay at Closing (X) all documentary stamps, deed stamps and realty transfer taxes in connection with the recording of the Deeds, (Y) one-half of the fees, costs and expenses of Escrow Agent for acting in such capacity hereunder, and (Z) all costs of title delivery or cure items required of Sellers pursuant to this Agreement.

8.3    Survival. The parties’ obligations under this Section 8 shall survive the Closing (subject to any limitations set forth in this Section 8).
9.    Damage or Destruction; Condemnation.
9.1    Material Damage or Condemnation. If at any time prior to the Closing Date the Property is damaged by fire or other casualty, Sellers shall deliver prompt written notice thereof to Buyer. If the cost to repair such damage is reasonably estimated by a mutually acceptable independent insurance adjuster to exceed Seven Million and No/100s Dollars ($7,000,000) or if all or any material portion of the Property is condemned or taken by eminent domain proceedings by any public authority, then Seller shall deliver written notice thereof to Buyer, and Buyer, at Buyer’s option, may terminate this Agreement by delivering written notice thereof to Sellers within ten (10) business days following Buyer’s receipt of such notice from Sellers. If Buyer timely delivers any such termination notice to Sellers, then the parties shall jointly instruct Escrow Agent to release the Deposit to Buyer, this Agreement shall terminate, and no party shall have any further obligations or rights to any other party hereunder, except for those obligations and rights which expressly survive the termination of this Agreement.
9.2    Closing following Damage or Condemnation. If at any time prior to the Closing Date the Property is damaged by fire or other casualty or any portion of the Property is condemned or taken by eminent domain proceedings as aforesaid and this Agreement is not terminated as herein provided, then the parties shall proceed with the Closing and (a) in the case of a casualty, Sellers shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable property insurance policies (including, without limitation, rent loss and/or business interruption proceeds applicable to the period after Closing) plus an amount equal to Sellers’ deductible and (b) in the case of a taking, all condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing, in each case less any costs of collection and/or restoration incurred by Sellers with respect thereto. Sellers will reasonably cooperate with Buyer (at no cost or expense to Sellers) from and after the occurrence of the casualty or condemnation in (i) making, filing, processing any claims insurance proceeds or condemnation awards and (ii) collecting and delivering to Buyer such proceeds or awards.
10.    Remedies.
10.1.    Buyer Default. If Buyer breaches or fails, without legal excuse, in its obligations to complete the purchase of the Property, then Sellers shall, as their sole and exclusive remedy therefor, be entitled to receive the Deposit, plus all interest earned and accrued thereon, as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Sellers against Buyer by reason of such breach or failure, whereupon this Agreement shall terminate and the parties shall not have any further rights or obligations hereunder, except for those rights and obligations which expressly survive the termination of this Agreement. Buyer and Sellers acknowledge that Sellers’ damages resulting from such a breach or failure would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties’ best efforts to approximate such potential damages. Without limiting the foregoing, Sellers’ receipt of the Deposit is intended not as a penalty, but as full liquidated damages pursuant to Official Code of Georgia Annotated § 13-6-7. Notwithstanding the foregoing, and subject to the remaining terms and conditions of this Agreement, nothing contained in this Section 10.1 shall operate to limit or otherwise impair any remedy or right that either Seller might have against Buyer for any breach of any other obligation of Buyer hereunder prior to Closing or any covenant, liability, obligation, representation or warranty of Buyer which survives the Closing or any earlier termination of this Agreement.
10.2.    Sellers Default. If either Seller or both Sellers breach or fail, without legal excuse, in their respective obligations to complete the sale of the Property or to perform their other obligations under this Agreement, Buyer may, as its sole and exclusive remedy therefor, be entitled either (a) to enforce specific performance of this Agreement against Sellers or (b) to receive a return of the Deposit and Sellers shall reimburse Buyer for its out-of-pocket costs and expenses incurred in connection with this transaction in an amount not to exceed One Hundred Seventy-Five Thousand Dollars ($175,000), whereupon this Agreement shall terminate and the parties shall not have any further rights or obligations hereunder, except for those rights and obligations which expressly survive the termination of this Agreement. Notwithstanding the foregoing and subject to the remaining terms of this Agreement, nothing contained in this Section 10.2 shall operate to limit or otherwise impair any remedy or right that Buyer might have against either Seller for any breach of any covenant, liability or obligation, representation or warranty of such Seller which survives the Closing or any earlier termination of this Agreement.

10.3.    Limitations on Buyer’s Remedies. Notwithstanding anything contained in this Agreement to the contrary, Buyer agrees that its recourse against Sellers under this Agreement or under any other agreement, document, certificate or instrument delivered by Sellers to Buyer pursuant hereto, or under any law applicable to the Property or the transactions contemplated hereby, shall be strictly limited to Sellers’ interest in the Property (or, following the Closing, to the net proceeds of the sale thereof actually received by Sellers), and that in no event shall Buyer seek or obtain any recovery or judgment against any of either Seller’s other assets (if any) or against any of either Seller’s partners or members (or their constituent partners or members) or any director, officer, employee or shareholder of any of the foregoing. Buyer agrees that Sellers shall have no liability to Buyer for any breach of any covenants, liabilities, obligations, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Sellers to Buyer, or under any law applicable to the Property or the transactions contemplated hereunder unless the valid claims for all such breaches collectively aggregate more than One Hundred Fifty Thousand Dollars ($150,000), following which event the full amount of such valid claims shall be actionable up to the cap set forth in the following sentence. Further, Buyer agrees that any recovery against Sellers for any breach of Sellers’ covenants, liabilities, obligations, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Sellers to Buyer, or under any law applicable to the Property or the transactions contemplated hereby, shall be limited to Buyer’s actual damages not in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate, and that in no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, any consequential, indirect or punitive damages. This Section 10.3 shall survive the Closing or any earlier termination of this Agreement.

11.    Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) for the party for whom such notice or communication is intended:
If to Sellers:        c/o AEW Capital Management
2 Seaport Lane
Boston, Massachusetts 02210
Fax No.: (617) 261-9555
e-mail: jyoung@AEW.com
Attention: James Young
With a copy to:    c/o AEW Capital Management
2 Seaport Lane
Boston, Massachusetts 02210
Fax No.: (617) 261-9555
e-mail: jfinnegan@AEW.com
Attention: James Finnegan, General Counsel

and:	Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109
Fax No: (617) 338-2880
e-mail: jsteiner@sandw.com
Attention: John M. Steiner

If to Buyer:        c/o Cousins Properties Incorporated
191 Peachtree Street, NE
Suite 500
Atlanta, Georgia 30303
Fax No.: (404) 407-1999
and (404) 407-1641
email:     colinconnolly@cousinsproperties.com
and pamroper@cousinsproperties.com
Attention: Colin Connolly and Pamela F. Roper
With a copy to:    King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309
Fax No.: (404) 572-5131
e-mail: tgoodwin@kslaw.com
Attention: Timothy J. Goodwin
Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by reputable overnight courier service, postage prepaid; or by facsimile or e-mail (in the form of a .pdf attachment thereto), with an original by reputable overnight courier service. Any such notice or communication shall be effective when delivered or when delivery is refused. Attorneys may give notices on behalf of the party or parties whom they represent.
12.    Brokers. Buyer represents to Sellers and each Seller represents to Buyer that it has not dealt with any broker or agent in connection with the transaction contemplated hereby other than Eastdil Secured, LLC (“Broker”). Sellers shall pay Broker a commission pursuant to a separate agreement, if, as and when the Closing occurs, but not otherwise. Each party shall indemnify, defend and hold harmless each other party from and against all loss, cost and expense (including reasonable attorneys’ fees) arising out of a breach of its representations or undertakings set forth in this Section 12. This Section 12 shall survive the Closing or any earlier termination of this Agreement.
13.    Escrow Agent.
13.1.    Obligations of Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.
13.2.    Reliance by Escrow Agent. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement.
13.3.    Disputes Involving Escrow Agent. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations hereunder, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both Buyer and Sellers or a final order of a court of competent jurisdiction. In addition, Escrow Agent may (but shall not be required to) file an action in interpleader to resolve the disagreement.
13.4.    Counsel for Escrow Agent. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.
13.5.    Indemnification of Escrow Agent. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard thereto, Sellers and Buyer shall indemnify, defend and hold harmless Escrow Agent from and against any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or which it may be threatened with by reason of its acting as Escrow Agent under this Agreement. As between Sellers, on the one hand, and Buyer, on the other hand, if Escrow Agent incurs any costs or expenses in connection with any dispute between Sellers and Buyer, the party (or parties) which do not substantially prevail in such dispute shall be responsible for all such costs and expenses.
13.6    IRS Real Estate Sales Reporting. Escrow Agent shall act as “the person responsible for closing” the transactions contemplated hereby pursuant to Section 6045(e) of the Internal Revenue Code of 1986, as amended. In connection therewith, the Escrow Agent shall prepare and file all informational returns, including IRS Form 1099‑S and shall otherwise comply with the provisions of said Section 6045(e).
13.7    Survival. This Section 13 shall survive the Closing or any earlier termination of this Agreement.
14.    Miscellaneous.
14.1.    Assignability. Buyer may not assign or transfer any of its right, title or interest under this Agreement (including, without limitation, any of its liabilities or obligations hereunder) to any other party without Sellers’ prior written consent, which consent may be granted or withheld by Sellers in their sole discretion. Notwithstanding the foregoing, subject to the remaining provisions of this Section 14.1, Buyer may assign or transfer its right, title and interest under this Agreement to a wholly-owned or controlled subsidiary of Buyer or of Cousins Properties Incorporated without Sellers’ prior consent. No assignment or transfer by Buyer will be permitted if such assignment or transfer would, in Sellers’ opinion, cause the transactions contemplated by this Agreement to violate any provision of applicable law, including, without limitation, ERISA. Furthermore, no assignment or transfer by Buyer of its liabilities or obligations under this Agreement (regardless of whether or not Sellers shall have consented to the same) shall relieve Buyer named herein from any of its liabilities or obligations hereunder, and Buyer named herein shall remain primarily liable to Sellers for the performance of any such liabilities or obligations notwithstanding any such assignment or transfer. Buyer shall provide written notice to Sellers of any proposed assignment or transfer of any of its right, title or interest under this Agreement no later than five (5) business days prior to the Closing Date.
14.2.    Merger. Unless expressly made to survive, all obligations and covenants of Sellers contained herein shall be deemed to have been merged into the Deeds and shall not survive the Closing. Notwithstanding any of the provisions of this Agreement to the contrary, from and after the Closing, Buyer shall be deemed to have waived and released any claims based upon a breach of any of Seller’s representations or warranties or any of Seller’s obligations of which Buyer had notice on or before the Closing.
14.3    Governing Law; Bind and Inure. This Agreement shall be governed by the law of the State of Georgia and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

14.4.    Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public record. A violation of this prohibition by Buyer shall constitute a material breach by Buyer of its obligations hereunder and shall entitle Sellers to terminate this Agreement and retain the Deposit.
14.5.    Time of the Essence. Time is of the essence of this Agreement.
14.6.    Headings. The headings preceding the text of the sections, paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
14.7.    Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
14.8.    Exhibits. All Exhibits which are referred to herein and which are attached hereto are expressly made and constitute a part of this Agreement.
14.9.    Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Sellers does not constitute an offer by Sellers or Buyer to enter into an agreement to sell or purchase the Property, and no party shall be bound to the other with respect to any such purchase and sale until this Agreement is executed and delivered by Sellers and Buyer.
14.10.    Entire Agreement; Amendments. This Agreement and the Exhibits hereto, together with the Access Agreement, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.
14.11.    Attorneys’ Fees. Except as otherwise provided in this Agreement, each party to this Agreement will bear its own costs (including attorneys’ fees) incurred in connection with any litigation, arbitration or similar proceeding between the parties arising out of a dispute related to this Agreement, the Property or the transactions contemplated by this Agreement. Each party waives rights to recover attorneys’ fees and other costs, if any, that otherwise would be available by statute or as a matter of law (except as otherwise provided in this Agreement).
14.12.    Submission to Jurisdiction; Jury Waiver. BUYER AND EACH SELLER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (A) THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA OR (B) THE U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF GEORGIA, AND WAIVES THE RIGHT TO A JURY IN ANY LITIGATION IN CONNECTION WITH THIS AGREEMENT, OR THE PROPERTY, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

14.13.    No Presumption Against Drafter. This Agreement has been extensively negotiated by Sellers and Buyer and none of the provisions set forth herein shall be construed narrowly against either party on the account of the fact that such party (or its attorney) drafted such provision.
14.14.    Enforceability. The determination that any provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of the remaining provisions or of that provision under other circumstances. Any invalid or unenforceable provision will be enforced to the maximum extent permitted by law.
14.15.    Joint and Several Liability. Prior to the Closing, each Seller shall be severally liable for the liabilities and obligations of Sellers under this Agreement, such that (a) if any duty or obligation hereunder applies to the portion of the Property owned by either Seller, then such Seller shall be individually liable for performing such duty or obligation and (b) if any duty or obligation hereunder does not apply to any particular portion of the Property, then each Seller shall be individually liable for performing such duty or obligation. From and after the Closing, each Seller shall be jointly and severally liable for the liabilities and obligations of all Sellers under this Agreement.
14.16.    Time Periods. If the time period by which any right, option or election under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which Closing must be held, expires or falls on a Saturday, Sunday, or U.S. holiday, then such time period shall automatically be extended to the next business day.
14.17     Confidentiality. Buyer and Sellers agree to hold all information related to this transaction in strict confidence and shall not disclose same to any person, except that (a) either party may disclose the same to directors, officers, employees and agents of each, as well as to consultants, banks or other third parties working with Sellers or Buyer in connection with the transaction who need to know such information for the purpose of consummating this transaction and (b) Buyer shall be entitled to make such disclosures in filings with the U.S. Securities and Exchange Commission as Buyer’s legal counsel shall determine are advisable or required by law consistent with Buyer’s past practices (by way of example and not limitation, 8K or other filings) and Buyer shall be entitled to make public disclosures about the transaction and prospective leasing of the Property; provided, however, any public disclosures regarding leasing at the Property shall include language indicating that any leases or amendments executed by Buyer shall not be effective unless and until the Closing occurs. This prohibition shall not be applicable to disclosure of information required by applicable law, rule or regulation. In no event shall either party knowingly and intentionally disclose or reference in any press release or similar public document the name of any direct or indirect owner of the other party, except that Buyer may disclose the name of each Seller’s sole member in the FIRPTA certificate and Buyer may disclose that Sellers included “AEW Capital Management on behalf of an institutional client”. Except as otherwise provided in this Section 14.17, any release to the public of information with respect to the matters set forth in this Agreement shall be made only in the form reasonably approved by Buyer and Seller and their respective counsel. This Section 14.17 shall not survive the Closing, other than the limitation on disclosure of the names of the parties’ direct or indirect owners.
14.18. Audit Cooperation. Buyer is a publicly-traded real estate investment trust and is subject to certain audit requirements with respect to property it acquires under applicable SEC rules and regulations. Sellers shall cooperate in good faith (at no cost to Sellers) with Buyer’s auditor in the conduct of such audit and shall deliver to Buyer’s accountants a letter substantially in the form of Exhibit L attached hereto; provided, however, in no event shall Sellers incur any liability or obligation whatsoever in connection therewith. This Section 14.18 shall expressly survive the Closing for no more than one (1) year.
14.19.    Survival. This Section 14 shall survive the Closing or any earlier termination of this Agreement.

[Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the Effective Date.
SELLERS:

FULCO PROP400 LLC,
a Delaware limited liability company

By:    Fulco400 LLC,
a Delaware limited liability company,
its sole member

By:
Name:
Title:

FULCO PROP56 LLC,
a Delaware limited liability company

By:    Fulco56 LLC,
a Delaware limited liability company,
its sole member

By:
Name:
Title:

BUYER:
COUSINS ACQUISITIONS ENTITY, LLC, a Georgia limited liability company

By: COUSINS PROPERTIES INCORPORATED, a Georgia corporation, its sole member

By:
Name:
Title:

ACKNOWLEDGMENT AND JOINDER BY ESCROW AGENT

Stewart Title Guaranty Company hereby: (a) acknowledges receipt of the foregoing Purchase and Sale Agreement, dated as of August 1, 2014, among Fulcoprop 400 LLC, Fulcoprop56 LLC and Cousins Acquisitions Entity, LLC (the “Agreement”), (b) agrees to hold and deliver the Deposit (as defined in the Agreement) in accordance with the terms and conditions of the Agreement and (c) agrees to perform all of its other obligations pursuant to and in accordance with the terms and conditions of the Agreement.

ESCROW AGENT:

STEWART TITLE GUARANTY COMPANY

By:
Name:
Title:

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